Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust III and to the use of our reports dated July 29, 2024, on the financial statements and financial highlights of FPA Queens Road Small Cap Value Fund and FPA Queens Road Value Fund, each a series of shares of Investment Managers Series Trust III. Such financial statements and financial highlights appear in the 2024 Annual Reports to Shareholders which are incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

September 27, 2024